FY 2017 Q4 Earnings Release Conference Call Transcript
June 29, 2017

This transcript is provided by NIKE, Inc. only for reference purposes. Information presented was current only as of the date of the conference call, and may have subsequently changed materially. NIKE, Inc. does not update or delete outdated information contained in this transcript, and disclaims any obligation to do so.

PRESENTATION

Operator:

Good afternoon, everyone. Welcome to NIKE, Inc.'s Fiscal 2017 Fourth Quarter Conference Call. For those who need to reference today's press release, you'll find it at investors.nike.com. Leading today's call is Nitesh Sharan, Vice President, Investor Relations and Treasurer.

Before I turn the call over to Mr. Sharan, let me remind you that participants on this call will make forward-looking statements based on current expectations and those statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed in the reports filed with the SEC, including the annual report filed on Form 10-K.

Some forward-looking statements may concern future orders, expectations of revenue -- future revenue growth or gross margin.

Following the conference call, a futures order schedule will be posted on the NIKE Investor Relations website.

Finally, participants may discuss non-GAAP financial measures, including references to wholesale equivalent sales and constant dollar revenue. References to wholesale equivalent sales are only intended to provide context as to the overall current market footprint of the brands owned by NIKE, Inc. and should not be relied upon as a financial measure of actual results. Similarly, references to constant dollar revenue are intended to provide context as to the performance of the business eliminating foreign exchange fluctuations. Participants may also make references to other nonpublic financial and statistical information and non-GAAP financial measures. To the extent nonpublic financial and statistical information is discussed, presentations of comparable GAAP measures and quantitative reconciliations will be made available at NIKE's website, investors.nike.com.

Now I would like to turn the call over to Nitesh Sharan, Vice President, Investor Relations and Treasurer.

Nitesh Sharan, Vice President, Investor Relations and Treasurer:

Thank you, operator. Hello, everyone, and thank you for joining us today to discuss NIKE, Inc.'s fiscal 2017 fourth quarter and full year results. As the operator indicated, participants on today's call may discuss non-GAAP financial measures. You will find the appropriate reconciliations in our press release, which was issued about an hour ago or at our website, investors.nike.com.

Joining us on today's call will be NIKE, Inc. Chairman, President and CEO, Mark Parker; followed by Trevor Edwards, President of the NIKE Brand; and finally, you will hear from our Chief Financial Officer, Andy Campion, who will give you an in-depth review of our financial results. Following their prepared remarks, we will take your questions. We would like to allow as many of you to ask questions as possible in our allotted time. So we would appreciate you limiting your initial questions to two. In the event you have additional questions that are not covered by others, please feel free to re-que and we will do our best to come back to you. Thanks for your cooperation on this.
I'll now turn the call over to NIKE, Inc. Chairman, President and CEO, Mark Parker.

Mark Parker, Chairman, Chief Executive Officer and President, NIKE, Inc.:

Thanks, Nitesh, and hello, and good afternoon, everyone. Serving athletes in today's quickly evolving marketplace demands a new approach. It means rethinking the fundamentals with an action plan that focuses on speed and deeper connections with consumers. In fiscal '17, we managed our business through this dynamic environment, while at the same time, we initiated big changes to set the stage for our future. It was a year for making aggressive moves, all with the goal of igniting the next phase of accelerated growth for NIKE.

So let's take a look at the numbers for the year. NIKE, Inc. revenues grew 6% to $34.4 billion on a reported basis. On a currency-neutral basis, NIKE, Inc. revenues grew 8%. Gross margin declined 160 basis points to 44.6%. Earnings per share rose 16% to $2.51, and we delivered ROIC of nearly 35%.

As I reflect on the year and what the consumer is telling us, three insights stand out. First, the consumer appetite for newness and choice has never been higher. Their connected world means unlimited access to new products, so when they see something they love, they want more versions of it, from performance innovation to style. For example, this year, the introduction of the Air VaporMax energized the whole Air platform. Five of our top ten Sportswear styles featured Air Max cushioning, adding fuel to a NIKE Air business that already represents several billion dollars.

Second, consumers are choosing brands who lead with elevated service and new experiences. They want brands that are engaged and make a personal connection. Our opportunity is to create more compelling experiences in NIKE environments and with our best partners.

Third, consumers want the latest products faster. This year, we continued to build more agility and speed into our organization. We're becoming better editors through high-impact initiatives like Edit to Amplify, and we're driving scale and efficiencies. Innovation is how NIKE sets trends, and new capabilities like the Express Lane are how we adapt to them.

All told, these are the forces helping to shape our Triple Double strategy in our recently announced Consumer Direct Offense. We've aligned products, design, categories in key cities all the way to the consumer. Supported by our strong brand, we're executing with precision and focus.

Under this new formation, we're in the best position to drive growth against the biggest opportunities. And we're clear about what those opportunities are, to double innovation, speed and direct connections with consumers.

So let's start with 2X Innovation. It's about taking the consumer somewhere new and expanding our opportunities for growth. For example, we all know how critical cushioning is to an athlete's performance and that different athletes have different preferences. So this summer, we're offering a range of experiences through a cushioning revolution. That's three new platforms that push the edges of performance. The first is the Air VaporMax, a product that hits the sweet spot of performance and style. As I've always said, NIKE's competitive advantage is that our innovation creates new expressions of style. Equally, the consumer expects Lifestyle products to look good and feel good with no compromise. VaporMax has been very successful out of the gate with strong sell-through across multiple releases. And looking ahead, we'll add even more breadth to the VaporMax family of products, scaling it to millions of pairs through fiscal '18 to meet the growing demand.

Another platform, ZoomX, played a key role in an awe-inspiring moment this past May. I was there at the finish line in Monza, Italy when Eliud Kipchoge finished with an extraordinary 2-hour 25-second marathon time. It was a thrilling moment for sports and an incredible validator for one of the most amazing breakthroughs I've seen in performance footwear.

During the NBA Playoffs, another new platform, NIKE React, made its debut in both the NIKE Hyperdunk 2017 and the Jordan SuperFly 5. NIKE React is the first high-performance foam system that offers a major leap forward in three key benefits: lightweight, ultra-responsiveness and durability in one single platform. With all 3 platforms, we're just getting started. NIKE's strength is our ability to get more out of each of our innovations by scaling across brands and across sports.

And what you're seeing right now is just a snapshot. We have a relentless flow of exceptional products and platforms on the way. We're preparing for major launches with the first Flyknit apparel, starting with the Flyknit bra, a radically designed comfort cushioning platform and HyperAdapt 2.0, delivering new forms of adaptive technology at more accessible price points. Plus, we have never-before-seen technology in NBA apparel on the way, new sustainable innovation brought to scale through some of our most iconic footwear styles and new additions to the Air Max family that leverage our new capabilities in aerosol manufacturing.

Up and down our categories, we think the consumer's going to be excited about what we have in store in fiscal '18, and of course, as always, we'll have a few more surprises along the way.

Turning to 2X Speed. The Consumer Direct Offense will intensify our focus on 12 key cities in 10 countries. Currently, these markets represent over 80% of NIKE's projected growth through 2020. The cities and countries are now supported by a simplified structure of 4 geographies: North America; Europe, Middle East and Africa; Greater China; and Asia Pacific and Latin America. The key city strategy will create two big changes. It will add greater digital expertise and control in the markets where consumer connections happen, and they will be the source for real-time sensing of the market to influence product creation, primarily through our Express Lane teams.

The Express Lane serves three functions: the first is to fulfill, and that means more quickly restocking what consumers want based on real-time sell-through data; the second is update, and that's editing and refreshing materials, colors or prints on popular existing models based on consumers' insights; and the third is create, and that's creating new products and moving from design to shelf in half the time.

The Express Lane is already up and running in North America and Western Europe, and this summer, a new Express Lane will be activated in Asia. As part of our key city approach, we're cutting critical weeks out of the delivery time in the world's most promising markets for sport.

And through manufacturing partners like Flex, we're also moving at a faster pace than ever before. Flex has already produced approximately 1 million pairs of footwear across multiple styles, and together, in fiscal '18, we're piloting more responsive business models to deliver product to market faster. We're ramping up speed at scale.

One of the areas where I expect to see the most dramatic change quickly is in 2X Direct. We've now aligned our teams in DTC and Digital to bring the consumer closer to the products, services and experiences that only NIKE can provide. And leading with mobile, we're unifying and simplifying access for the consumer. Our digital products just passed an important milestone in fiscal '17. NIKE.com and our apps now total more than $2 billion in revenue, and that's nearly doubled in just the last 2 years. In fiscal '18, both SNKRS and Nike+ are expanding into Europe and Greater China.

With the opening of our new Digital Studios, we activated a new vision for the future of sneaker culture and commerce, tapping into a uniquely creative outlet within our key cities. There's some very exciting work here, especially in app-based experiences and commerce. Trevor will highlight some of the examples of how these are coming to life.

In retail, we know the opportunity for innovation isn't ours alone. Innovation in retail is everybody's opportunity. With Nordstrom, a destination for women, we're combining digital and physical experiences with a dedicated NIKE and Nordstrom page on Nordstrom's app. Over the past five years with Zalando in Europe, we've had great success growing our business through an elevated presentation and service. And in China, we have a premium experience on the world's largest platform, Tmall, where NIKE is the biggest sports brand, reaching an incredible 500 million users.

In the U.S., we're executing a new pilot with Amazon with a limited NIKE product assortment. As we do with all of our partners, we're looking for ways to improve the NIKE consumer experience on Amazon by elevating the way the brand is presented and increasing the quality of product storytelling. We're in the early stages, but we really look forward to evaluating the results of the pilot.

Whether it's through our own channels, creating fresh concepts with longtime partners or exploring new commerce partners, NIKE's defining what's possible at retail to better serve consumers and unlock growth. We're making big shifts in the year ahead to our business and within our teams. We're taking the qualities that differentiate NIKE and making them even stronger. We have a brand that inspires globally a thriving culture of innovation, a deep lineup of amazing products, the world's greatest roster of athletes and a consumer-obsessed model. These moves are about taking action to accelerate growth, and we have a clear plan and a competitive, talented leadership team to get us there.

Thanks, and now here's Trevor.

Trevor Edwards, President, NIKE Brand:

Thank you Mark. In Q4 and throughout fiscal year '17, the NIKE Brand delivered strong growth, demonstrating again the power of our uniquely diverse global portfolio. As always, my comments are on a constant currency basis.

NIKE Brand revenue grew 7% for the quarter and 8% for the year, with double-digit growth internationally in all quarters this fiscal year. NIKE Brand DTC revenue was up 12% for the quarter. For the year, DTC revenue was up 18%, driven by online growth of 30%, new stores and comp store growth of 7%. The NIKE Brand is strong, with an unmatched ability to inspire consumers across the globe. And while we're seeing healthy growth across many dimensions of our business, we know ample opportunity remains. With our new Consumer Direct Offense, we are more focused than ever on amplifying those areas where we have momentum and accelerating those where we have opportunity. We're doing this by bringing the NIKE Brand closer to consumers, moving faster and serving them more completely.

Mark discussed how our new offense is moving decision-making closer to our consumers so that we may move at their pace, if not, a step ahead. Let me briefly share the work we're doing in the marketplace and how we expect it to drive even greater growth.

We have a uniquely powerful connection with our consumers. They want to be a part of our brand, they want a relationship, and that means we think of membership differently. It's providing distinctive access and improving the ways we serve them. With these deep connections, it's no surprise that time and again, our consumers choose us. The results prove this vision with members on our apps spending nearly triple what others spend on NIKE.com. Through Consumer Direct, we are elevating our concept of membership to take full advantage of this commercial opportunity. We connect consumers to the product they want through exclusive offerings and tailored recommendations. For us, membership is an accelerator, a catalyst that drives growth. In Q4, nearly 3/4 of our NIKE.com consumers were members, up 25% and growing, with plans to accelerate through stronger member benefits and international expansion. We know there are member benefits that only NIKE can provide. For example, we leverage the breadth and depth of our most coveted products to bring physical and digital retail together. With our mobile apps, we are disrupting the sneaker shopping experience. This quarter, with SNKRS Stash, we unlocked access to exclusive products using geolocation, and with Shock Drop, we offered unannounced releases that surprised the sneaker community. The SNKR app was only available in North America and is now expanding to Europe, Greater China and Japan. This work is strengthened by our key city strategy as we move our Digital teams into cities to offer distinct experiences and connections. One exciting example is a new interactive experience through SNKRS in New York that makes certain styles exclusively available to members who unlock them through the app's new augmented reality pictures.

We have also began a new partnership with Instagram that will allow consumers to purchase NIKE product seamlessly in the Instagram app. Clearly, we are boosting our ability to create new ways to serve consumers, making the entire Nike+ ecosystem available to consumers where they already live.

This is why we are so excited about the Consumer Direct Offense. It will take these elements and all these great concepts and scale them to make the most of our connections with consumers everywhere. These kinds of meaningful connections are always elevated during major sports moments, from Breaking2 to the NBA Finals showdown between Lebron and KD, these incredible sports moments fuel momentum across Running, Basketball and other key categories in Q4.

Starting with NIKE Sportswear, which draws inspiration directly from performance categories like Running and Basketball, we had another strong quarter of strong double-digit growth, with Sportswear -- NIKE Sportswear stands as a nearly $8.6 billion business as we shape the look of sport for our industry. In particular, we are seeing strong momentum in many iconic styles with -- from the Cortez to the Presto, and the success of the Air VaporMax, a high-performance running shoe, is energizing the entire NIKE Air platform. As always, we are very excited about the innovations in the pipeline that will continue to bring performance to sports style.

And with the reintroduction of the popular Style Guide on NIKE.com, we continue to elevate the experience for our consumers, driving strong sell-through in products like our Beautiful Power collection in women's. In fact, all told, our women's business, led by Sportswear, is showing tremendous growth, having outpaced men's over the full year.

In Running, fiscal year '17 was headlined by the balanced success in performance and lifestyle that Mark mentioned. For the year, we saw 8% growth with very strong momentum across our international markets. In performance, we were proud to sweep the podium at the Boston Marathon, with five of the six runners wearing our new ZoomX technology. We know people are drawn to extraordinary performances, and we worked throughout Q4 to use our brand to bring this energy to scale.

This, of course, leads to an amazing success we had with Breaking2, where performance innovation ignited global excitement like only NIKE can. 20 million people watched the live stream on Twitter and Facebook as the world tuned in. Those are viewership numbers that rival the biggest events in sports.

That attention created global awareness for the Zoom Vaporfly 4%, driving momentum across the entire Zoom platform, including the new Zoom Fly and the Pegasus 34.

In Basketball, the momentum we have been seeing accelerated as we returned to growth in Q4. Our return to growth in NIKE Basketball shows the energy we are driving is real and lasting. What's more, as we look at the industry as a whole, we know that as NIKE Basketball -- as goes NIKE Basketball, so goes the entire basketball market. The signs of NIKE's Basketball progress are clear. Our strength in footwear came in large part due to KYRIE 3 remaining the #1 performance Basketball shoe and the Paul George 1 becoming the hottest shoe in the market with incredible sell-through. Successes like these drove significant market share gains in the all-important $100 to $150 price point.

Though the overall category declined for the year, NIKE Basketball saw strong double-digit growth in Greater China and Western Europe.

The innovations we launched create excitement and continue to drive energy for the culture of sport, which we bring to life through Sportswear. This all adds up to incredible potential as we look to leverage our NBA partnership to drive our 2X Direct strategy. Yet we aren't waiting. The NBA Finals provided an opportunity to deeply engage with our consumers. During Game 1, we gave members first access to buy the KD 10, still KD colorway, as soon as he stepped on the court. This was the kind of on-demand, interactive, digital commerce experience that you will see more of as our NBA partnership takes off.

Jordan also continued its run of success with an outstanding year of 13% growth. Today, the Jordan Brand is a $3 billion business. This year, outside of North America, Jordan grew in excess of 25%, showing the incredible international potential for the brand's signature style and soul. Also, the new Air Jordan 31 Lows, along with the several other popular styles, drove energy and demand at premium price points.

All told, in Q4, we saw growth across all 3 dimensions of our complete Basketball offense, from NIKE Basketball to Jordan to Sportswear.

Now turning to our geographies. The success we're seeing internationally has us excited about what the Consumer Direct Offense will do. These are markets where we're leapfrogging over older models of retail to drive accelerated growth, and we are bringing these successes domestically as we recalibrate the landscape.

In North America, momentum is building. In Q4, we saw another quarter of revenue growth, driven by Sportswear and Jordan, gross margin expansion and improving inventory levels. For North America, we've made great progress in the supply chain managing inventory this year, and today, it's clear we are well on the right path. At the same time, we still see a dynamic and promotional landscape. This is why we are aggressively executing our Consumer Direct Offense is so important.

That said, we have tremendous anticipation for the products we will launch this year. Our partners that have seen the products are excited. Consumers are starting to talk. We have loaded the pipeline and we can't wait for everyone to see it. That pipeline and the excitement we know it will bring is why we feel so confident about our North America business.

In Western Europe, we saw 12% growth for the quarter and 11% for the year as our market position strengthened. Throughout Europe, we're seeing apparel outpace footwear as our work driving the look of sport continues to fuel growth. Here's one example we are really proud of. NIKE Sportswear in May was the biggest month for any category in the history of our Western European business. In Q4, we saw significant strength in DTC and Digital. Our largest accounts in Western Europe also showed its strong growth, highlighted by strong momentum with JD and Zalando. At the same time, we activated the Express Lane in Europe, ensuring consumers are served with stronger, quicker response to the products they love.

In the Emerging Markets, we saw strong double-digit growth across channels and in nearly all territories. Overall revenue grew 14% for the full year and 18% in Q4. In March, we saw an amazing execution of Air Max Day throughout the Emerging Markets. A series of city activations with more than 75,000 participants sparked extraordinary sales, with 100% sell-through of the Air Max 1 and the Air VaporMax styles.

This is yet another example of how our city teams localize global stories and bring them to life for their consumers.

Finally, in Greater China, the brand is stronger than ever. Mark mentioned, we are the #1 sports brand on Tmall, and with our digital commerce stats expanding here, we are just beginning to tap into our full potential. For the full year, we saw 17% growth in -- with quarter 4, up 16%, driven by double-digit growth across most dimensions of the business. In Q4, we launched “White Hot”, a powerful white sneaker collection, fueled by influence and then athletes, “White Hot” was an incredible success as NIKE continued to leverage trend-right concepts to go deep with the styles that consumers want.

Throughout NIKE.com, Tmall and WeChat, we saw strong product sell-through and significant consumer engagement. Through work like this, we keep our momentum in Greater China moving full speed ahead, and we plan further acceleration as we expand the Express Lane to this geography.

In fiscal year '17, we saw real successes in our greatest growth opportunities. We also know there are areas where we can get better. And with the Consumer Direct Offense, I know we will.

Thanks. Now here's Andy.

Andy Campion, Executive Vice President & Chief Financial Officer:

Thanks, Mark and Trevor, and hello, everyone, on the call. Reflecting on our financial performance in fiscal year '17, I'd like to focus on three key themes that serves an important context going forward.

First, the more closely we connect the NIKE Brand to consumers in the marketplace, the stronger our growth. In fiscal year '17, our DTC businesses grew 18% on a currency-neutral basis, led by NIKE.com, and our NIKE branded experiences with partners also grew at a rate that far outpaced last-differentiated multi-brand wholesale distribution.

Second, we continue to deliver strong growth internationally, and we have even greater potential for growth ahead. International markets currently represent roughly 55% of our portfolio and grew at a double-digit rate in aggregate in fiscal year '17. While NIKE is the leading brand in fast-growing developing markets around the world, including China, current per capita spend on NIKE in those markets is still less than 1/10 of the per capita spend on NIKE in more developed markets. Over time, macroeconomic drivers and consumers' expanding passion for sport will create even greater capacity for the NIKE Brand to grow in those markets.

Third, we continue to demonstrate our ability to manage all of the operating levers within our portfolio to deliver sustainable, profitable growth under a wide range of circumstances. In fiscal year '17, we delivered 16% growth in earnings per share despite significant geopolitical and FX headwinds and a rapidly evolving competitive and promotional marketplace.

These themes reinforce why we are so aggressively executing on, and we are so excited about, the potential long-term financial impacts of our new Consumer Direct Offense.

First, take 2X Innovation. Innovation fuels growth. We have doubled our investment in innovation over the past three years, and we're now beginning to see the outsized returns that can be generated through incremental investment in innovation.

As Mark and Trevor detailed, we broke through the barriers of human potential with the Breaking2 initiative and the ZoomX platform. We also launched the Air VaporMax platform in Q4. If there was a question as to consumer's appetite for performance innovation or willingness to pay premium prices for products that exceed their expectations in terms of performance and style, our launches in Q4 answered those questions. Demand for the products we launched well exceeded our initial supply. And over the course of fiscal year '18, we will be scaling these new innovation platforms across our global portfolio of categories and geographies.

To be clear, from a financial perspective, incremental investment in innovation drives asymmetrical returns on the top line by favorably impacting both our pricing architecture and overall demand.

Second, the benefits associated with doubling our speed favorably impact: one, revenue growth through greater demand capture; two, gross margin expansion through a higher mix of full price sales; and three, inventory efficiency as our supply is even more closely tied to real-time consumer demand signals.

While selling out of a style within hours is evidence that we have exceeded consumer expectations, selling out within hours also represents lost opportunity. By reducing our time-to-market, our Express Lanes in North America, Western Europe and soon, Asia, are beginning to help us translate data-driven demand signals into more timely, profitable and capital-efficient revenue growth.

Third, doubling our direct connection to consumers will drive an amplification of our top line growth. Consumers are showing us through traffic and spending patterns that they want experiences that offer the NIKE products they love in a NIKE-branded environment with the level of service and experience that only NIKE can provide. Today, the dimensions of our business that fall within our broad definition of direct represent roughly 35% of our business on a wholesale equivalent basis but drove 70% of our growth in fiscal year '17. These dimensions are also more productive and profitable than other less differentiated consumer experiences. For example, fulfilling demand through NIKE.com generates nearly twice the revenue and significantly higher-margin on each transaction. And over time, we see the growth of digital as accretive to NIKE's bottom-line profitability. So we will continue to prioritize and drive a more immediate shift towards more direct service of the consumer.

We are confident that the continued execution of the Consumer Direct Offense will drive NIKE's next horizon of accelerated growth. Our confidence is evidenced by the recently announced changes within our leadership and organizational structure. Those changes were not about cost-cutting but rather part of our more deliberate shift in focus and investment towards fueling growth through this new offense.

Now let me to turn to a brief review of our Q4 and fiscal year '17 results.

In Q4, we delivered growth in line with, and profitability that exceeded, the guidance we provided 90 days ago. Specifically, NIKE, Inc. Q4 revenue increased 5%, up 7% on a currency-neutral basis. For the full year, NIKE, Inc. revenue increased 6%, up 8% on a currency-neutral basis. Fourth quarter diluted EPS increased 22% to $0.60. Full year diluted EPS grew 16% to $2.51, driven by revenue growth, SG&A leverage and a lower effective tax rate. Gross margin contracted 180 basis points in Q4 and 160 basis points for the full year. For the quarter, margin contraction was primarily driven by foreign exchange headwinds of approximately 140 basis points as well as higher product input costs offsetting sustained increases in average selling prices.

Fourth quarter demand creation decreased 10% as our fiscal year spending was frontloaded due to significant investments around the Olympics and European Football Championships. For the full year, demand creation increased 2%. Operating overhead decreased 1% for the quarter and was flat for the full year as we continue editing to amplify, fueling our strategic investments through productivity gains within our core operational spending. The effective tax rate was 13.7% in Q4 and 13.2% for the full year. The full year rate was 550 basis points lower than last year's rate, primarily due to a one-time benefit in the first quarter of the fiscal year related to the resolution with the IRS of a foreign tax credit matter and a decrease in foreign earnings taxed in the U.S.

As of May 31st, inventories were up just 4% as growth in our DTC businesses and increases in average product cost per unit were partially offset by a 3% decline in NIKE Brand wholesale inventory units.

Now let's turn to the financial performance for a few of our key operating segments. For the full year, North America revenue grew 3% on both a reported and currency-neutral basis, led by strong growth in DTC. EBIT also increased 3%. For the quarter, North America revenue was up 1% on a currency-neutral basis and flat to prior year on a reported basis. EBIT grew 5% in the quarter, primarily fueled by gross margin expansion.

As we've evidenced over the past several quarters, Futures are no longer a reliable proxy for revenue growth and our strategic shifts are amplifying this. As such, we continue to see a high single-digit disparity between revenue growth and Futures growth in North America.

While the North America retail landscape remains promotional, we are executing with greater precision. We continue to tightly manage supply and demand, and in turn, we delivered margin expansion in the second half and closed the year with inventories down 6%.

In fiscal year '18, we will more deliberately fuel growth in the direct dimensions of our business while also more deliberately transforming or transitioning away from other less differentiated and less productive points of distribution. Accordingly, we're planning overall growth in North America for the full fiscal year, with slight contraction in the first part of the year as we aggressively drive the strategic shift. Our key measures of success in fiscal year '18 will include stronger growth in the more direct dimensions of our business, both owned and partnered; healthy expanding margins for the geography overall; and continued efficiency in the management of supply and demand.

Now turning to our international geographies. In Western Europe, fiscal year '17 currency-neutral revenue was up 11%, with strong multidimensional growth across DTC and wholesale, footwear and apparel, all territories and nearly every category. In Q4, revenue increased 12% on a currency-neutral basis, led by our Sportswear and Running categories as well as our Young Athletes business. On a reported basis, fiscal year '17 revenue increased 6% and EBIT declined 16%, reflecting the impact of transactional FX headwinds on gross margin.

Our Emerging Markets geography also delivered broad-based revenue growth. On a currency-neutral basis, fiscal year '17 revenue grew 14%, led by our Sportswear and Running categories. We also saw double-digit revenue growth across DTC and wholesale, footwear and several territories. For Q4, currency-neutral revenue was up 18%, with double-digit growth in most categories in nearly all territories. On a reported basis, fiscal year '17 revenue increased 8% and EBIT decreased 9% as strong revenue growth was offset primarily by transactional FX headwinds on gross margin.

Last, but certainly not least, we continue to see extraordinary momentum in Greater China as we delivered another record-breaking year with over $4 billion in reported revenue and currency-neutral revenue growth of 17%. We saw strong growth across DTC and wholesale, footwear and apparel and nearly all categories. Greater China is currently the geography where the NIKE Brand is most directly serving the consumer in the marketplace, leveraging NIKE branded digital and bricks-and-mortar experiences, both owned and partnered, to exceed consumer expectations and fuel growth. Fourth quarter currency-neutral revenue grew 16%, with double-digit growth in both footwear and apparel, DTC and wholesale and most categories. On a reported basis, fiscal year '17 revenue grew 12% and EBIT expanded 10% as strong revenue growth was slightly offset by a lower gross margin, primarily due to transactional FX headwinds.

Now moving to our outlook for fiscal year '18 and beyond. Given the dynamic operating environment, the strategic shifts we are driving through the Consumer Direct Offense and significant foreign exchange headwinds, we are providing more detail on this call with respect to our financial expectations. I'll begin with our currency-neutral expectations for fiscal year '18, which are an important lens into the underlying health and momentum in our business.

For the full year, we expect to deliver currency-neutral revenue growth in the mid- to high single-digit range. This includes growth across all geographies, led by continued strong growth internationally. We expect NIKE, Inc. gross margin, excluding the impact of foreign exchange, to expand beyond the high end of our stated long-term goal of 30 to 50 basis points per year. For SG&A, we expect growth in the mid-single-digit range. As a result, we expect to deliver another year of double-digit currency-neutral EBIT expansion in fiscal year '18. On a reported basis, at current rates, we anticipate FX will be an approximately $700 million headwind in fiscal year '18 as the favorable hedges that mitigated and deferred the impacted adverse currency movements in each of fiscal years '16 and '17 mature and roll forward. As such, we expect fiscal year '18 reported revenue to grow in the mid-single digits. As for gross margin, we anticipate modest contraction by as much as 50 basis points, with FX having a more pronounced impact on the first half of the fiscal year.

We expect SG&A to grow in the mid-single-digit range, inclusive of costs related to our leadership and organizational realignment. We expect to incur the majority of those costs in the first half of the fiscal year, with savings being reinvested to fuel growth through our new offense.

Other income and expense, net of interest expense, is expected to be an approximately $30 million to $50 million expense in fiscal year '18. And we expect our effective tax rate to be between 16% and 18% for the full year. Note that the impact of stock option exercises under the newly adopted ASU 2016-09 may result in increased volatility in our quarterly effective tax rate.

Shifting to the first quarter, and it's important to note that year-over-year comparisons will be impacted by various factors, including the Olympics, European Football Championships, foreign exchange and our exit from the golf equipment business in the prior year. As such, we expect reported revenue to be flat, which, on a normalized basis, would be in line with our growth over the past two quarters. We expect gross margin to contract between 150 and 180 basis points, driven by FX headwinds. We expect SG&A to grow in the mid-single-digit range. And for other income, net of interest expense, we expect a $10 million to $20 million expense in the first quarter.

Looking out to fiscal year '19 and beyond. At current rates, we expect the negative impacts of foreign exchange to be behind us, positioning us to continue delivering strong growth and expanding profitability on a currency-neutral operating basis as well as on a reported basis.

With that, we'll now open it up for questions.

QUESTION AND ANSWER SECTION

[Operator Instructions]

Operator

Your first question is from Kate McShane from Citi.

<Q - Corinna Gayle Van der Ghinst >: Hi, it's Corinna Van der Ghinst on for Kate McShane. Thanks for taking our questions. Maybe you could just start off with more detail on the pilot that you are already doing at Amazon. Do you guys have any color in terms of the timing of the launch, the segmentation focus that you guys are kind of aiming for in terms of price points? Are they going to be more comparable to mid-tier premiums? Are you guys going to be planning on doing any exclusives and just in terms of the timing of why now?

<A - Mark Parker >: Okay. Sure. Let me give you some perspective on how we're looking at our Amazon partnership. First of all, I would start by saying that our overall goal is to elevate the consumer experience by better segmenting and differentiating all of our channels. Just as a backdrop, that's foundational for NIKE. Every partner we have ultimately requires a specific approach, and in other parts of the world, as I mentioned in my remarks, we're executing with e-commerce platforms like Tmall and Zalando and we've been doing that for over the past 5 years. With Amazon in the U.S., we're running a pilot that begins with a small product assortment across footwear, apparel and accessories. And what's most important to us is that we have the opportunity to elevate how the NIKE Brand is presented on the Amazon platform, and that includes the quality of the product information and of course, providing a simple experience for the consumer. So we're really looking forward to see how this pilot combines ultimately the convenience that Amazon is well known for with NIKE's brand and product power.

<A - Trevor Edwards>: Yes, and I'll just add a couple of things around the merchandising strategy. I think one of the things that we have been able to do over many years is really just execute a merchandising strategy that really delivers against a wide range of consumers really across the marketplace. So we've always been very thoughtful around how we segment and differentiate with our partners, ensuring that they have the right assortment that allows them to best serve the consumers with the right products. And we will continue to do that certainly with this Amazon partnership. As Mark talked about, it is really a small pilot and which is just the start, and obviously, as we continue to work with them, we will -- and we see success, then we'll continue to think about how we scale it.
<Q - Corinna Gayle Van der Ghinst >: Okay. Great. And then just for my second question. It looks like North America and European footwear both accelerated in the quarter, but apparel decelerated on a sequential basis. Can you kind of walk us through what you're seeing in those categories and kind of your expectations through the next couple of quarters in terms of how those are progressing? And then if you could provide some commentary around the current U.S. fulfill environment by channel as you're seeing it.

<A - Trevor Edwards>: Okay, yes, certainly. Let me touch on the apparel piece first. I think one of the things that you're looking at when you look at the apparel, if you compare it against the prior year, you're making comparisons when we certainly had the Copa América. So we are seeing -- it is a tough comparison in Q4. And in North America, we're certainly seeing that because we were doing -- also, there were some promotional activity in the marketplace. Around apparel, we continue to feel very bullish about our apparel business.

Obviously, as we go into the first quarter, we've got the NBA partnership that we're launching, and we're bringing some more innovative products. So we're tremendously excited and positive about our apparel business. But not only in North America, but if you go around the world, we're seeing really it go from strength to strength. So it really is just a great period.

<A - Mark Parker >: Yes, if I could just add a little bit of broader context too. It's obviously no mystery that the U.S. marketplace is undergoing quite a transformation. The consumer is leading a lot of that change, and we see that really as a great opportunity. For us, it's -- it always starts with product. That's how the consumer ultimately casts their vote. And the good news, I think, from our perspective, is that the product that we've got in the pipeline, as we mentioned, is as strong as it's ever been across quite a spectrum, men's and women's, young adults, retro, modern, performance and sportswear. So we feel really good about our complete offense on the product side. But the important point is that product isn't enough, it's about better services and experiences, and that's why we believe in this Consumer Direct Offense, I think, enabled by our Express Lane and then creating more disruption through digital and then a lot of the great work we're doing to scale some of the app-based commerce that we're doing. So it's a very dynamic environment, but we feel really good we're doing what we need to, to operate a healthy business.

Operator

The next question is from Omar Saad from Evercore ISI.

<Q - Omar Saad>: I was hoping you could maybe help us understand how you're going to execute some of these really exciting Consumer Direct Offense strategies. The Express Lane, everything you've got going on, on the Nike+ membership side. And given that so much of your business is still in that kind of traditional wholesale channel points of sale and the distribution used there, how do you -- can you integrate some of these new strategies with that wholesale backdrop? Or is it really something that's more refined and left to sit more predominantly in your DTC business?

<A - Mark Parker >: Well, let me just start, Omar, with a little broader backdrop. And these changes that we're making around our Consumer Direct Offense are really about accelerating our growth potential. We've never really been about sustaining the status quo. It's not a winning proposition. This consumer-led offense for us is about getting sharper, it's about getting more focused. And it's about, as we've said, accelerating growth through the direct connections and then the elevated experiences in targeted channels and markets. So -- and as I've mentioned, it's about innovation and storytelling, editing and focusing. And we have a lot of opportunity there. We have to be better editors. I'm really confident that we are. We're targeting some of the better innovation stories and doing a better job, I think, of leveraging and scaling those across multiple categories. And then we've got to move faster, and that's part of what this offense is all about. So we're looking at going half -- taking half of the time out of design to shelf for the consumer. And that's a big step forward, and we're looking at continuing to scale that over time. So there's growth, if you look at it, in all dimensions of our business and that includes channels as well. But as Andy mentioned, our focus is going to be pushing for the shift to direct where we have elevated experiences. And that includes, as you mentioned, some of the app-based commerce that we're working on. Some of the biggest growth that we're seeing is in dot-com. And some of the biggest growth on dot-com is really through mobile, and the biggest growth in mobile is on app-based commerce. So incredibly exciting things happening there. So overall, we're incredibly energized, excited for ourselves, but also bringing our strategic partners and the rest of the industry along.

<A - Trevor Edwards>: Yes, Omar, a couple of things I'd just maybe add to that, which is, one of the things that we certainly see in the landscape is the cities are really the center of the action, where you're seeing really trends drive from the city. You're also seeing the acceleration of expectations in those cities. So one of the things that we did with our Consumer Direct Offense is we have a real complete offense in the key cities. And what we mean by that specifically is before we had brand teams and maybe marketplace teams, now we have complete teams from product to digital, to creative teams to membership teams, all based in the city. And this is a big shift, and this is where they are able to really use the knowledge that they get around the trends in the marketplace to drive the connection with the Express Lane to create specific products, to ensure that we can drive the business, not only in that city, but really across the markets. So for us, it's a very, very important piece. I think the other part that we did with the reorganization is we really put categories, designed product and merchandising all together as a full unit, and their job is to ensure that we create the most innovative products and concepts that have driven all the way through the market. And then also, we combined DTC with our digital organization, so now they're one unit, and so we have really a one way that the consumer wants to come through the journey of a direct connection with the brand; we're able now serve them both physically and digitally. So we're super excited about this, and it really does create an incredible opportunity for us to drive growth.

<Q - Omar Saad>: That's helpful. And then a quick follow-up on the Nike+ memberships. It sounds like that's really starting to accelerate. Can you give us some color on what you're learning about, how those Nike+ members behave relative to just an ordinary customer? And you also mentioned, I think you're going to accelerate some of the features and benefits of that program.

<A - Trevor Edwards>: Yes, thanks for that. I mean, we've really seen just great, really great progress with Nike+, both the SNKRS app. What we've certainly seen is they triple -- that they spend 3x as much, the members, on the apps versus those who just come through as sort of an everyday consumer. So membership really has tremendous benefits for us from a business perspective, and we are driving that commercially. We will also be expanding that really across into Western Europe as well as in China and Japan because it's predominantly been within North America. And that's really just the start. I mean, we see a tremendous opportunity here. And like I had mentioned in the opening remarks, consumers expect more from us around membership, and we have a lot more coming. So we couldn't be more excited as the months go ahead. So stay tuned. It's going to be fun.

Operator

The next question is from Bob Drbul from Guggenheim.

<Q - Bob Drbul >: I guess the first question that I have is, around the three new platforms, when you look at some of the bigger platforms and the more recent platforms prior to these, they ramped pretty quickly, I think, achieving $1 billion faster and faster. Do you have any expectation on how quickly some of these can get to the scale you're talking about in the next few years?

<A - Andrew Campion>: Yes, that's a great question, Bob. This is Andy. In the past, you've seen platforms ranging from Free to Lunar to Flyknit start with a bit of a seeding-based approach as we assessed consumer demand. And we took the exact same approach with the Air VaporMax and the ZoomX platform, which was part of the Breaking2 initiative, which is start with a healthy amount of supply, but get relief for consumer demand. And as we said, those products sold out within hours in multiple colorways. And so we -- much like some of the most compelling innovations we've launched in the past, you'll see us ramping those up or scaling those pretty significantly. And that's not just the same styles that we launched, but taking the actual innovation, the Air and the ZoomX cushioning system, across price points and frankly, across categories.

<A - Mark Parker >: Yes, I have to say, I love how the CFO jumps in on the product questions. This is -- let me just quickly add that the focus on scaling and leveraging platforms is a big focus for us and one of the things that's going to drive growth and one of the things that this new organization, I think, is going to enable. Editing and focusing on those biggest opportunities to scale in the innovation arena is absolutely critical. Air VaporMax is an incredible opportunity as we've seen not only in performance, but in style. It's bringing those 2 worlds together, and obviously, the consumers responded very well there. A lot of excitement around ZoomX, as I talked about, and where that can go. We're just seeing the very front end. I did -- I've talked about React. We're just starting to come to market with some React products, and that's got massive potential. And there's, frankly, a couple of others that have huge scale potential that I did not mention and I probably won't go any further right now, but that we're really excited about. And then we have Flyknit, which, getting outside of footwear for a minute and looking at Flyknit's potential to scale in apparel, is tremendous. Some real performance breakthroughs there that also combined innovation and style. I know I say this, but honestly, I've never felt as energized by what we have from an innovation standpoint coming in the pipeline, and that's why we're so confident.

<Q - Bob Drbul >: And then could I just ask like a couple of quick questions on the Amazon announcement? Is -- when you think about opening Amazon direct, does that change your view on the NIKE 2020 targets of your DTC and your NIKE.com, the $16 billion and $7 billion? And is it a global pilot? And will Jordan product be included in there?

<A - Trevor Edwards>: It's like we said, it's, right now, it's really a small pilot and we have a sort of and very tailored assortment for Amazon so that we can actually learn as we go through this. In terms of looking forward, obviously, we have tremendous plans to continue to grow our NIKE.com business and what we talked about, growing out certainly the apps, not only around the world, but also accelerating the work that we're doing on that. So you can expect that to continue to grow at a very strong pace. So we're not giving any further guidance at this point in time, but we certainly feel confident about the growth that we're seeing and it really is part of our Triple Double strategy. And so the Amazon piece is just one element of how we serve the broader market by making sure that we are serving consumers wherever they choose to shop and making sure that that's through our doors, through our wholesale partners as well as through platforms. So we're really looking to make sure we serve the consumer in the appropriate way.

<A - Mark Parker >: And we expect the digital commerce platforms to be a bigger part of the picture going forward, not just here in the U.S., but around the world. We've mentioned Zalando and Tmall, but that's going to be a bigger part of the picture for us.

Operator

The next question is from Jim Duffy from Stifel.

<Q - Jim Duffy>: Mark, my question is, for you, around efforts to compress the product time line and speed time-to-market to improve responsiveness. What are the steps in the product development cycle that offer the most opportunity for time savings? Is it more on the design and preproduction side? Or is it more related to manufacturing and logistics?

<A - Mark Parker >: Yes, that's a good question, and it really -- the answer really is there's opportunity at every segment of the product creation process through the supply chain. Part of it is in better planning, part of it is in better editing of the product itself but also of the product line, in general. But everything from rapid prototyping on the very front end, all the way through some of the modernization techniques and automation that we're pioneering with partners like Flex, HP, for example, are going to be critical factors there. But part of this is really staging the innovation. It's tooling-related, making sure that some of the more time-intensive parts of the process are -- that's where we apply the innovation to cut those time lines down tremendously. And we've already talked about the three different dimensions of Express Lane. I touched on update, fulfill and then create. And across those three dimensions, there's tremendous opportunity. Update and fulfill is more straightforward because that's existing product that we can rally behind quickly. And then create is all about accelerating the whole process from end to end. But again, I'm really excited about some real step change innovation that the Express Lane work is going to enable and also our advanced product creation center here in Beaverton with our key manufacturing innovation partners.

<Q - Jim Duffy>: As a follow-up to that, can you maybe build on that with a comment about opportunities you used data to better anticipate consumer demand and how that dovetails with the speed-to-market initiatives?

<A - Trevor Edwards>: Yes, it's a great question. In that zone, one of the things, and which is a huge, let's say, benefit of the Consumer Direct strategy is to have better knowledge of the consumers. It's one of the things that we continue to work on, which is to be able to have a better read on the demand from the consumers and then turn that demand directly into how we come back and give then the products that they actually want. The part about membership is that we also get to know who actually wants what and what they desire. So that's still part of the vision that we're working through, which is why data is fundamentally important to understanding the consumer, who's buying, why they're buying, what they want, what is trending and how we can then put all that information back into our product creation cycle quickly to then bring -- so we can scale against those opportunities. So it's a key piece.

<A - Mark Parker >: That's -- actually, this is a huge part of NIKE's future, and frankly, many, many other companies, is capturing and interpreting that data, turning it into insights, personalizing services experience and of course, products. And that's going to happen at the local level, and then we're going to aggregate that more effectively at the Inc. level.

Operator

The last question is from Matthew McClintock from Barclays.

<Q - Matthew McClintock>: On Brand Jordan, I was actually wondering if we could talk about Brand Jordan,

continued strong growth there, $3 billion of revenue. As we look into fiscal '18, what makes you most excited about the opportunities for that brand specifically? And then can you talk more about your efforts to transcend the brand beyond its basketball roots and into other product categories such as apparel?

<A - Trevor Edwards>: Yes, certainly. Obviously, we continue to be truly excited about the opportunity of Brand Jordan and how Brand Jordan continues to perform. So it had a great year, and we envision that it will have a great year next year again. So one of the areas that we continue to work on is expanding the different consumer groups that we connect with. One clear opportunity for us is certainly the women's business, which we see tremendous passion for the brand coming through there, so we will grow the business there. In addition to continuing to drive its connection with Basketball, so the NBA partnership actually allows us to do some things with Brand Jordan, so we're very, very excited there. And we will continue to actually sign more athletes and teams against that business. So we recently did UNC Football. So all of those are really just examples of how we're expanding the actual positioning of that brand to tap into new consumer groups.

<A - Mark Parker >: $3 billion is an impressive milestone for Jordan. But the international potential for growth is, as we mentioned, is really significant going forward. Apparel is still underpenetrated. And then as Trevor mentioned, categories beyond basketball and sportswear are wide open. The Jordan Brand has a huge base, a huge following, not just here in the U.S., but around the world. So we're excited about capitalizing on that and taking the brand to more people around the world. So this is a huge growth opportunity for NIKE going forward.

<A - Trevor Edwards>: Yes, I didn't mention apparel. And apparel also continues to grow at a tremendous rate. So again, just great opportunity around that portfolio. And we're absolutely committed to seeing it grow around the world.

<A - Mark Parker >: It's also a place where we can leverage NIKE technology and NIKE innovation in a new way. We can interpret that through the Jordan lens, and that creates more opportunity for us as well.

Nitesh Sharan>: All right. Well, thank you, Matt. I think that's all the time we have for today. Thank you all for joining us, and we'll speak with you next quarter. Take care.

Operator

This concludes today's conference call. You may now disconnect.